EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 4, 2021—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the third quarter of 2021.

MGE Energy’s GAAP (Generally Accepted Accounting Principles) earnings for the third quarter of 2021 were $34.9 million, or $0.97 per share, compared to $31.8 million, or $0.88 per share, for the same period in the prior year.

Our third-quarter results were driven by an increase in investments included in rate base and economic recovery in our service territory.

MGE is investing in new, cost-effective, carbon-free renewable generation, which is helping to fuel the company's asset growth. An increase in electric investments included in rate base continues to contribute to the increase in electric earnings for 2021. The Two Creeks solar project was completed in November 2020 contributing to increased electric earnings in the third quarter of 2021.

For the quarter, electric retail kilowatt-hour sales increased 2.2 percent compared to the third quarter of 2020. Electricity use by commercial customers was 4.5 percent higher during the third quarter of 2021. Electric residential consumption declined by 3.9 percent.

Depreciation and operations and maintenance costs are expected to increase during the remainder of 2021 after significant capital projects are completed. The new customer information system went live in September 2021. This multiyear capital investment to upgrade internal legacy systems is part of the Enterprise Forward initiative to transform MGE into a digitally integrated utility. Additionally, Badger Hollow I is expected to be completed in the fourth quarter of 2021.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

	2021	2020
Three Months Ended September 30,
Operating Revenues	$145,873	$135,211
Operating Income	$37,598	$38,325
Net Income	$34,917	$31,794
Earnings Per Share - basic	$0.97	$0.88
Earnings Per Share - diluted	$0.97	$0.88
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,170	36,163

Nine Months Ended September 30,	2021	2020
Operating Revenues	$444,518	$402,124
Operating Income	$100,045	$91,284
Net Income	$92,701	$76,622
Earnings Per Share - basic	$2.56	$2.16
Earnings Per Share - diluted	$2.56	$2.16
Weighted average shares outstanding - basic	36,163	35,427
Weighted average shares outstanding - diluted	36,176	35,427

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 157,000 customers in Dane County, Wis., and purchases and distributes natural gas to 166,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include the risks and uncertainties related to the COVID-19 pandemic as well as expenses expected for the remainder of 2021. Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com